For more information contact:
C. Anthony Rider, Chief Financial Officer
Phone: (716) 566-9217
Fax: (716) 447-9201
Email: arider@modpac.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. Reports Record Revenue for the Fourth Quarter and Full Year 2004

  Net Sales increase 21% for the fourth quarter and 22% for the full year
  Net income more than doubles in fourth quarter to $1.7 million
  Strong balance sheet with 9% long term debt to equity
  Board increases share repurchase authorization to 200,000

BUFFALO, NY, February 8, 2005: MOD-PAC CORP. (NASDAQ: MPAC) a specialized commercial printer and manufacturer of custom paper board packaging, today announced record sales for the fourth quarter and full year 2004, which ended December 31, 2004. For the fourth quarter 2004, revenue was $15.1 million, up $2.6 million from the previous year's fourth quarter. Included in 2004 fourth quarter revenue was $1.8 million associated with the amortization of the payment received from VistaPrint, a major customer of the Company in September 2004. Net income for the fourth quarter was $1.7 million, up over $1.0 million from net income of $0.7 million in the last quarter of 2003. On a diluted per share basis, earnings grew to $.45 in the fourth quarter of 2004 from $.19 in the same period a year ago.

For the full year 2004, revenue was $50.3 million, a $9.1 million increase over 2003 revenue of $41.2 million. Included in 2004 revenue was $2.4 million in revenue from the amortization of the customer fee, previously mentioned. Net income was a record $3.7 million, or $.97 per diluted share, a 76% increase over net income of $2.1 million, or $.54 per diluted share, in 2003. All 2003 financials used in comparison can be relied upon and are based on the Company's restated financial results provided in the Company's amended annual report on Form 10-K/A which was filed with the SEC on February 7, 2005.

Daniel G. Keane, President and CEO of MOD-PAC CORP. commented, "We had a very strong and eventful year in 2004. Our solid growth in both sales and earnings was the result of the expansion in our two major product lines of commercial print and custom folding cartons. Over the last three years, we have expanded our superprint facility in Buffalo with four digital presses, three high-speed computer-to-plate lines and several post press machines in addition to the seven high-speed presses which produce our product lines. During this time period, we have also more than doubled our workforce. Our growth reflects our strategy to leverage our operational expertise in speed and service to provide custom print on-demand for our customers."

Fourth Quarter 2004 Review

Commercial print revenue was up 13.9% to $4.4 million in the fourth quarter of 2004 as the Company's expanded holiday card product line and the addition of calendars to its product line contributed to the increase. Custom folding cartons net sales increased to $4.5 million, or 9.3%, over the fourth quarter of 2003 net sales of $4.2 million, with very strong shipments in December. Growth in this line has been a combination of new customers and expanded sales to existing customers. The stock box product line had a slight decline in revenue of $90 thousand, or 2.7%, from the prior year primarily as a result of the timing of seasonal buying patterns. The personal print product line also declined on a quarter to quarter comparative to $0.7 million from $0.8 million.

Gross margin for the fourth quarter 2004 was 31.5% compared with 22.7% for the same period in 2003. The increase is entirely attributed to the affect of the amortization of VistaPrint's fee received in September. The benefit in volume increases were offset by the costs of increasing capacity of the Company's superprint facility and the costs of higher employee benefits and utilities. Selling, general and administrative expenses increased to $2.1 million in the last quarter of 2004 and was 14% of net sales. This compares with $1.6 million and 13% of net sales for the fourth quarter of 2003. Increased sales and marketing expenses related to market analysis, sales organization and expansion and training for a new commercial print product line launch were the primary cause of the higher expenses.

Operating income, defined as income before interest expense and taxes, was 17.9% of net sales.

Capital expenditures in the fourth quarter were $0.9 million and depreciation and amortization was $1.3 million.

2004 Review

All product lines had increases for 2004 when compared with 2003. Commercial print increased 20.8% to $16.5 million, while custom folding cartons grew 15.8% to $17.2 million. Approximately 60% of the growth in custom folding cartons was from new customers.

The smaller product lines, which include stock boxes and personalized print, increased 3.6% and 2.6% to $9.8 million and $3.3 million, respectively.

Gross margin for the year was 26.4% compared with 23.6%. Margin was positively impacted in 2004 by the advanced payment from VistaPrint, which provided a 3.8% margin benefit. This was more than offset by approximately 70 basis points negative impact from higher capacity not recovered through volumes and by approximately 30 basis points for the affect on revenue of the change in the billing structure with VistaPrint.

Selling, general and administrative costs remained relatively steady as a percent of net sales at 15.2% in 2004 compared with 15.0% in 2003. The increase on an absolute dollar basis mainly represents professional fees and payroll and benefits increases for additional employees and salary adjustments. In 2004, sales expenses increased $0.8 million, or 1.6% of revenue as MOD-PAC expanded its sales force in custom folding cartons and increased its marketing spend for the development of its new commercial print line launch.

Capital expenditures for 2004 were $6.4 million and depreciation and amortization was $5.0 million.

Mr. Keane noted, "Looking forward, we see another solid year in 2005. Orders for our custom folding carton product maintained their momentum into this year, while our commercial print line continues to see growth in demand from VistaPrint. In March of this year, we plan on launching our expanded commercial print line and brand. Operationally, our performance ratios indicate the strength of our capabilities. We increased our inventory turns to over 12 times from just under 11 times in 2003. Our return on equity was 16.2% in 2004. We continue to see excellent opportunities for growth by gaining market share as the world of on-demand print services and information management needs continues to expand."

During 2004, MOD-PAC repurchased 133,829 shares at an average price of $11.52 per share. Of the shares repurchased in 2004, 100,328 were purchased in December. MOD-PAC's Board of Directors has authorized the additional repurchase of 200,000 shares, or approximately 5% of total shares outstanding. The Company purchases the shares on the open market or in direct negotiations with interested sellers of the stock.

Conference Call and Webcast

MOD-PAC will host a conference call and webcast to discuss year-end results at 9:30 a.m. ET on February 9, 2005. The call can be accessed the following ways:

  The live webcast can be found at www.modpac.com. Participants should go to the website
  10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by calling (303) 262-2175 approximately 5 - 10 minutes prior to the call.

To listen to the archived call:

  The archived webcast will be at www.modpac.com. A transcript will also be posted once available.

A replay can also be heard by calling (303) 590-3000, and entering passcode 11023153#. The telephonic replay will be available through Wednesday, February 16, 2005 at 11:59 p.m. ET.

ABOUT MOD-PAC CORP.

MOD-PAC CORP is a differentiated, high value-added print services firm operating a unique low-cost business model. MOD-PAC is an innovative company that aggressively integrates technology into its marketing and operations to provide on-demand print products and services for its customers.

Consistently outpacing the printing industry over each of the last five years, MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality print products. The Company applies lean manufacturing processes coupled with state-of-the-art printing technologies to challenge its competition and expand its market share.

MOD-PAC's strategy is to leverage its capabilities to meet the growing needs of on-demand print and to expand its service offering to address more of the print value chain.

Additional information on MOD-PAC can be found at its website: www.modpac.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of marketing and sales plans, and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.
Consolidated Income Statement Data

(in thousands except per share data)

	Three Months Ended			Year Ended

	12/31/2004	12/31/2003	% Increase (Decrease)	12/31/2004	12/31/2003*	% Increase (Decrease)

Revenue:
Product sales and fees	$14,940	$12,370	20.8%	$49,823	$41,146	21.1%
Rental Income	110	69	59.4%	$457	$69	562.3%

Total Revenue	$15,050	$12,439	21.0%	$50,280	$41,215	22.0%
Cost of products sold	$10,309	9,613	7.2%	$37,008	$31,474	17.6%
Selling, general and administrative	$2,054	$1,573	30.6%	$7,658	$6,161	24.3%

Operating Income	$2,687	$1,253	114.4%	$5,614	$3,580	56.8%
Interest expense, net	$49	$94	(47.9%)	$316	$245	29.0%
Loss on sale of asset		$101	(100.0%)	-	$101	(100.0%)

Income before taxes	$2,638	$1,058	149.3%	$5,298	$3,234	63.8%
Income taxes	$897	$375	139.2%	$1,576	$1,169	34.8%

Net income	$1,741	$683	154.9%	$3,722	$2,065	80.2%

Earnings per share:
Basic	$0.47	$0.19	147.4%	$1.00	$0.55	82.7%
Diluted	$0.45	$0.19	136.8%	$0.97	$0.54	79.6%
Weighted average shares outstanding
Basic	3,711	3,718		3,728	3,772
Diluted	3,832	3,830		3,821	3,837

MOD-PAC CORP
Consolidated Balance Sheet Data

(in thousands)	(unaudited)
	12/31/2004	12/31/2003*

ASSETS
Cash	$2,584	$631
Temporary Investments	12,183	-
Accounts receivable	4,995	5,133
Refundable income taxes	-	641
Due from Astronics	-	476
Inventories	3,037	2,878
Prepaid expenses	281	338
Property, plant and equipment, net	30,574	28,944
Deferred income taxes	3,323	-
Other assets	983	1,340

Total current assets	$57,960	$40,381

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable and current maturities on long-term debt	$85	$1,429
Accounts payable and accrued expenses	4,608	3,746
Due to Astronics Corporation	38	-
Total current liabilities	6,961	-
Long-term debt	2,057	9,657
Deferred income - VistaPrint fee	19,555	-
Other liabilities	384	3,733

Shareholders' equity	24,272	21,816

	$57,960	$40,381

*2003 Restated

MOD-PAC CORP
Cash Flow Data
(in thousands)	(unaudited)
	12/31/2004	12/31/2003*

Cash provided by operating activities:
Net income	$3,722	$872
Depreciation & other operating	5,203	1,962
Deferred income - VP fee	19,556	-
Change in working capital items	2,148	(1,111)

Cash provided by operating activities	30,629	6,218
Cash (used in) investing activities
Increase in temporary investments	(12,138)	-
Change in other assets	302	(405)
Capital Expenditures	(6,316)	(8,600)

Cash (used in) investing activities	(18,197)	(9,005)
Cash provided by (used in) financing	(10,479)	3,417

Net increase in cash	1,953	630
Cash at beginning of the year	631	1

Cash at end of period	$2,584	$631

*2003 restated

MOD-PAC CORP
Product Line Revenue Data

(in thousands)
	Three Months Ended			Year Ended

	12/31/2004	12/31/2003	% Increase (Decrease)	12/31/2004	21/31/2003	% Increase (Decrease)

Custom Folding Cartons	$4,547	$4,161	9.3%	$17,182	$14,842	15.8%
Commercial Printing	4,413	3,875	13.9%	16,467	13,631	20.8%
Amortization of Deferred Fees	1,832	-	100.0%	2,443	-	100.0%
Stock Box	3,416	3,509	(2.7%)	9,841	9,496	3.6%
Personalized Printing	732	825	(11.3%)	3,260	3,177	2.6%

Total	$14,940	$12,370	20.8%	$49,193	$41,146	19.6%